DEL MONTE FOODS COMPANY
2005 NON-EMPLOYEE DIRECTOR DEFERRED
COMPENSATION PLAN
Effective January 1, 2005
(Adopted December 16, 2004)

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TABLE OF CONTENTS
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Del Monte Foods Company
2005 Non-Employee Director Deferred Compensation Plan
Effective January 1, 2005
(Adopted December 16, 2004)

PURPOSE

     The purpose of this Plan is to provide deferred compensation to non-employee directors who contribute materially to the continued growth, development and future business success of Del Monte Foods Company, a Delaware corporation, and its affiliates. The Plan is not intended to constitute a plan subject to the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

COMPLIANCE

     This Plan is intended to comply with the American Jobs Creation Act of 2004 and new Internal Revenue Code Section 409A and the regulations thereunder (“New Law”). This Plan is adopted prior to the issuance of all guidance and interpretation of the New Law and is expected to be amended to conform to such guidance as issued within the applicable transition period(s) to be provided for the New Law.

ARTICLE 1
Definitions

     For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following meanings:

1.1	“Account Balance” shall mean the aggregate number of Deferred Stock Units purchased by a Participant’s Annual Deferral Amounts and adjusted in accordance with Section 3.4 of the Plan. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to or in respect of a Participant pursuant to the Plan.

1.2	“Annual Deferral Amount” shall mean that portion of a Participant’s Compensation that a Participant elects to have and is deferred, in accordance with Article 3, for any one Plan Year.

1.3	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.4	“Beneficiary Designation and Spousal Consent Form” shall mean the form established from time to time by the Committee that a Participant executes and returns to the Corporate Secretary to designate one or more Beneficiaries.

1.5	“Board” shall mean the Board of Directors of Del Monte.

1.6	“Claimant” shall mean a Participant or Beneficiary who presents a claim to Del Monte in accordance with Article 10.

1.7	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.8	“Committee” shall mean the Compensation Committee of the Board, or such other committee as the Board shall appoint from time to time to administer the Plan.

1.9	“Common Stock” shall mean the common stock of Del Monte, par value $0.01 per share.

1.10	“Compensation” shall mean any cash or any grant of Common Stock to be made pursuant to the “Del Monte Foods Company 2002 Stock Incentive Plan” that is to be paid in respect of a Plan Year to a Participant. Compensation shall not include options, or any gain resulting from the exercise of options, to purchase the stock of Del Monte.

1.11	“Corporate Secretary” shall mean the Corporate Secretary of Del Monte.

1.12	“Deferral Election Form” shall mean the form established from time to time by the Committee that a Participant executes and returns to the Corporate Secretary to make an election to defer Compensation under the Plan.

1.13	“Deferred Stock Units” shall mean the phantom stock units comprising a Participant’s Account Balance, each of which represents one (1) share of Common Stock.

1.14	“Del Monte” shall mean the Del Monte Foods Company, a Delaware corporation, and its successors.

1.15	“Director” shall mean a member of the Board who is not an employee of Del Monte.

1.16	“Effective Date” shall mean the Effective Date of the Plan, which is January 1, 2005.

1.17	“Fair Market Value” of a share of Common Stock with respect to any day shall mean (a) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock then are listed or admitted to trading, or (b) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System, or (c) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc., selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

1.18	“Participant” shall mean any Director (a) who elects to participate in the Plan; (b) who complies with the enrollment requirements pursuant to Section 2.2; (c) who commences participation in the Plan pursuant to Section 2.2; and (d) whose Plan Agreement has not terminated.

1.19	“Plan” shall mean the “Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan,” which shall be evidenced by this instrument and, with respect to each Participant, by his or her Plan Agreement, as each may be amended from time to time.

1.20	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between Del Monte and the Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan. The Plan Agreement bearing the latest date of acceptance by the Corporate Secretary shall govern such entitlement and Del Monte’s liability. Upon the complete payment of a Participant’s Account Balance, each individual’s Plan Agreement and his or her status as a Participant shall terminate. The Plan Agreement may be amended by the written consent of both parties from time to time.

1.21	“Plan Year” shall mean the calendar year period to which elections to defer Compensation apply. All Plan Years (commencing on January 1, 2005) shall be the calendar year.

1.22	“Survivor Benefit” shall mean the benefit set forth in Article 6.

1.23	“Termination” shall mean the termination of service as a Director for any reason.

1.24	“Termination Benefit” shall mean the benefit set forth in Article 5.

1.25	“Termination Benefit Payout Form” shall mean the form established from time to time by the Committee that a Participant executes and returns to the Corporate Secretary to make an election as to the form and timing of the payout of his or her Termination Benefit under the Plan.

1.26	“Unforeseeable Financial Emergency” shall mean an unforeseeable emergency, consistent with Code Section 409A and regulations thereunder, that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole and absolute discretion of the Committee.

ARTICLE 2
Eligibility/Enrollment

2.1	Eligibility. Eligibility to participate in the Plan shall be limited to non-employee Directors of Del Monte.

2.2	Enrollment Requirements; Commencement of Participation. As a condition to enrolling in the Plan, starting as of the date of adoption of the Plan, each Director shall execute and return to the Corporate Secretary a Plan Agreement, a Deferral Election Form, a Termination Benefit Payout Form, and a Beneficiary Designation and Spousal Consent Form all no later than thirty (30) days after the Effective Date. In such case, participation in the Plan commences as soon as the enrollment requirements are met and the Corporate Secretary accepts the foregoing documents; provided that in no case shall Compensation for services performed before the Effective Date be deferred under the Plan. As a condition to enrolling in the Plan at any other time, each Director shall execute and return to the Corporate Secretary a Plan Agreement, a Deferral Election Form, a Termination Benefit Payout Form, and a Beneficiary Designation and Spousal Consent Form all no later than the end of the calendar year preceding the calendar year for which Compensation shall be deferred. Notwithstanding the foregoing, an individual who may enroll for the balance of the Plan Year in which he or she first becomes a non-employee Director by executing and returning to the Corporate Secretary a Plan Agreement, a Deferral Election Form, a Termination Benefit Payout Form, and a Beneficiary Designation and Spousal Consent Form all no later than thirty (30) days after the individual’s election as a non-employee Director. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.

ARTICLE 3
Deferral Commitments/Vesting/Earnings Crediting

3.1	Election to Defer. On any day of the month in each December preceding the beginning of each Plan Year (or in the case of the first Plan Year, from the date of adoption of the Plan to no later than thirty (30) days after the Effective Date), a Participant may elect to defer a certain amount of Compensation (the “Annual Deferral Amount”). A Participant may make separate elections to defer either zero percent (0%), fifty percent (50%), or one hundred percent (100%) of each of such Participant’s stock Compensation and cash Compensation earned during the applicable Plan Year after the Participant’s election is effective. Notwithstanding the foregoing, new Directors commencing service in the middle of a Plan Year shall be permitted to make a deferral election as to Compensation earned during the remainder of that Plan Year provided that the enrollment requirements of Section 2.2 are met.

3.2	Effect of Deferral Election Form. Deferral elections shall be made by delivering to the Corporate Secretary an executed Deferral Election Form, which must be accepted by the Corporate Secretary for a valid election to exist. For each succeeding Plan Year, a new Deferral Election Form must be delivered to the Corporate Secretary, in accordance with Section 3.1. If no Deferral Election Form is timely delivered for a Plan Year, no Annual Deferral Amount shall be withheld for that Plan Year.

3.3	Withholding of Annual Deferral Amounts; Conversion into Deferred Stock Units. For each Plan Year, Compensation shall be withheld to the extent of the Annual Deferral Amount at the time the Compensation is or otherwise would be paid to the Participant, even if that occurs after the end of the Plan Year. The dollar value of the Annual Deferral Amount will be converted into Deferred Stock Units (including fractions thereof) by dividing the Annual Deferral Amount by the Fair Market Value of a share of Common Stock as of the time Compensation is withheld; such Deferred Stock Units will be credited to the Participant’s Account Balance at such time. Hence, each Deferred Stock Unit represents one (1) share of Common Stock to which the Participant is entitled upon the eventual payment of his Account Balance. Under no circumstances shall a Participant’s Deferred Stock Units be “reconverted” into cash or be deemed to represent any fixed dollar amount under any provision of this Plan.

3.4	Crediting of Dividends and Distributions. Each Deferred Stock Unit will be credited with dividends and special distributions at the time such dividend or special distribution is paid to shareholders, which will be converted into additional Deferred Stock Units. With respect to the crediting of dividends and special distributions, Deferred Stock Units will not be entitled to voting rights. Each Deferred Stock Unit (or fraction thereof) will be converted into one (1) whole share of Common Stock upon the payment of any benefit under this Plan.

3.5	Payment of Account Balances. The payment of Account Balances under Articles 4, 5, and 6 of this Plan shall be effected by issuing shares of Common Stock to the Participant (or Beneficiary) in a number that is equal to the number of Deferred Stock Units in such Participant’s Account Balance as of the date of Termination (or date of withdrawal, if applicable). No fractional shares of Common Stock will be issued under the Plan. If the calculation of the number of shares of Common Stock to be issued under this Plan results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

3.6	Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Account Balance.

ARTICLE 4
Withdrawal Payouts

4.1	Withdrawal Payout; Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. If the Committee determines that the Participant has an Unforeseeable Financial Emergency, any payout shall be made within thirty (30) days of the date of approval, payable in Common Stock in a lump sum. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as of the date the petition is approved, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the payout).

ARTICLE 5
Termination Benefit

5.1	Termination Benefit. In the case of Termination, the Participant shall receive a benefit equal to his or her Account Balance.

5.2	Payment of Termination Benefit. When electing to defer Compensation for a Plan Year, a Participant shall make an election on the Termination Benefit Payout Form to receive his or her Account Balance attributable to that Plan Year as a Termination Benefit payable either as: (a) a lump sum of Common Stock; or (b) annual installments of an equal number of shares of Common Stock spread over a period of not more than fifteen (15) years. Lump sum payments shall be made, and installment payments shall commence, no later than thirty (30) days from the date of Termination, or any applicable delayed distribution date. A Participant may change his or her election as to form (lump sum or equal annual installments) by submitting a new Termination Benefit Payout Form to the Corporate Secretary; provided, however, that no Termination Benefit Payout Form will be valid unless it is received, accepted, and acknowledged in writing by the Corporate Secretary at least one (1) year prior to Termination and (2) the payout date is delayed by five (5) years from the date the Termination Benefit would otherwise have been paid or first commenced payment (the “delayed distribution date”). A Termination Benefit Payout Form does not revoke a prior Termination Benefit Payout Form until it is effective and accepted by the Corporate Secretary.

5.3	Death Prior to Completion of Termination Benefits. If a Participant dies after Termination but before the Termination Benefit is paid in full, the Beneficiary shall be paid in a lump sum or shall continue to receive installments over the remaining number of years and amounts as would have been paid to the Participant, all in the manner designated by the Participant on the Termination Benefit Payout Form. In the absence of such designation by the Participant prior to death, the Participant’s unpaid Termination Benefit payments shall continue and shall be paid to the Participant’s Beneficiary for the remaining number of years in the installment period selected by the Participant; provided, however, if the Beneficiary dies prior to complete distribution of the Termination Benefits, payments will be made to the Beneficiary’s estate over the remaining number of years and in the same amounts as that benefit would have been paid to the Beneficiary had the Beneficiary survived.

ARTICLE 6
Survivor Benefit

6.1	Survivor Benefit. If a Participant has a Termination on account of death while serving as a Director, the Participant’s Beneficiary shall receive a Survivor Benefit equal to the Participant’s Account Balance.

6.2	Payment of Survivor Benefit. The Survivor Benefit shall be payable in Common Stock in the manner designated by the Participant or, in the absence of a designation, in a lump sum. The Participant may designate payment to be made (1) in a lump sum or (2) in annual installments of an equal number of shares of Common Stock spread over a period of not more than fifteen (15) years. Notwithstanding the foregoing, the Committee may, in its sole discretion, elect to pay some or all of the Survivor Benefit in a lump sum. The Survivor Benefit shall be paid or commence payment within thirty (30) days of the Committee’s receipt of proof of the Participant’s death.

ARTICLE 7
Beneficiary Designation

7.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. A Beneficiary designation shall apply to the sum of all Account Balances of the Participant for all Plan Years. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of Del Monte in which the Participant participates.

7.2	Beneficiary Designation; Spousal Consent; Change. A Participant shall designate his or her Beneficiary by executing the Beneficiary Designation and Spousal Consent Form, and returning it to the Corporate Secretary or its designated agent. Where required by law or by the Committee, in its sole discretion, if the Participant names someone other than his or her spouse as a sole and primary Beneficiary, the Beneficiary Designation and Spousal Consent Form must be signed by that Participant’s spouse and returned to the Corporate Secretary. A Participant shall have the right to change a Beneficiary by executing a subsequent Beneficiary Designation and Spousal Consent Form and otherwise complying with the terms of the such form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Corporate Secretary of a new Beneficiary Designation and Spousal Consent Form, all Beneficiary Designation and Spousal Consent Forms previously submitted shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation and Spousal Consent Form submitted by the Participant, and accepted by the Corporate Secretary, prior to such Participant’s death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until accepted and acknowledged in writing by the Corporate Secretary.

7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1 through 7.3 above, or, if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s estate.

7.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole discretion, to withhold such payments until this matter is resolved to the Committee’s satisfaction.

ARTICLE 8
Termination, Amendment, or Modification of Plan

8.1	Termination. The Board reserves the right to terminate the Plan at any time. Upon termination of the Plan, a Participant’s Account Balance, calculated as of the date of Plan termination, shall be paid on the date of Plan termination, to the extent permitted under Code Section 409A and the regulations thereunder, payable in Common Stock in a lump sum; provided, however, that termination of the Plan shall not affect the right of any Participant who experienced a Termination on or before the date of such Plan termination, or a Beneficiary of such Participant, to receive benefits in the manner such Participant elected.

8.2	Amendment. The Board may, at any time, amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease a Participant’s Account Balance, calculated as of the effective date of the amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant who experienced a Termination on or before the effective date of such amendment or modification, or a Beneficiary of such Participant, to receive benefits in the manner such Participant elected.

8.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, or 6 of the Plan shall discharge completely Del Monte and the Committee from all further obligations under this Plan with respect to the Participant or his or her Beneficiary, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 9
Administration

9.1	Committee Duties. This Plan shall be administered by the Committee. The Committee also shall have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

9.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel, including counsel to Del Monte.

9.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4	Indemnity of Committee. Del Monte shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

ARTICLE 10
Claims Procedures

10.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.2	Notification of Decision. The Committee shall consider a Claimant’s claim within sixty (60) days of the making of the claim, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 10.3 below.

10.3	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure begins, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

10.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial pursuant to Section 10.3, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

10.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 11
Miscellaneous

11.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of Del Monte. Del Monte’s assets shall be, and remain, the general, unpledged and unrestricted assets of Del Monte. Del Monte’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future with respect to its Participants.

11.2	Company’s Liability. Del Monte’s liability for the payment of benefits shall be defined only by the Plan. Del Monte shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

11.3	Taxes. It shall be the sole responsibility of the Participant to properly account for and to pay any income and self-employment tax payable on amounts deferred or benefits paid under this Plan.

11.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.5	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of Del Monte. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as expressly may be provided otherwise.

11.6	No Special Rights. Nothing contained in this Agreement shall confer upon any Participant any right with respect to the continuation of his or her service with Del Monte.

11.7	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

11.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.9	Governing Law. The Plan will be administered in accordance with the laws of the State of California, without reference to its principles of conflicts of laws.

11.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Chair, Compensation Committee of the Board of Directors
c/o Del Monte Foods Company
One Market at the Landmark
San Francisco, CA 94105

With a copy to the Corporate Secretary

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.11	Successors. The provisions of this Plan shall bind and inure to the benefit of Del Monte and its successors and assigns, and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

11.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant automatically shall pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall pass such interest under the laws of intestate succession.

11.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision never had been inserted herein.

11.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.15	Counterparts. This instrument may be executed in one or more counterparts each of which shall be legally binding and enforceable.

IN WITNESS WHEREOF, Del Monte has executed this Plan document as of December 16, 2004.

DEL MONTE FOODS COMPANY, a Delaware corporation

By:

Title: